Exhibit 99.1

NEWS RELEASE RARE ELEMENT RESOURCES LTD NYSE AMEX: REE TSX: RES June 26, 2012 Ref: 12 -2012

Rare Element Reports 2012 Drilling and Exploration Program Underway

Lakewood, Colorado—Rare Element Resources Ltd. (NYSE: REE and TSX: RES) is pleased to announce that the 2012 drilling and exploration program has commenced at the Bear Lodge rare earth element (REE) project in Wyoming.

Drilling

Three core drill rigs and one reverse circulation drill rig are currently at Bear Lodge. The goals of the drilling program this year include:

•

A development program to expand and enhance the current reserve and resource base at the Bull Hill deposit with infill and step-out drilling.

•

Infill and step-out drilling at the growing Whitetail Ridge deposit designed to expand the current resource and upgrade a portion of that resource to the measured and indicated categories. The Whitetail Ridge deposit is enriched in the more critical and more valuable heavy rare earth elements (HREEs) relative to the Bull Hill deposit, as described in a press release dated May 7, 2012.

•

Exploration drilling to establish inferred resources at the Carbon and East Taylor REE target areas, both of which exhibit significant HREE-enrichment (see press release dated May 7, 2012).

•

Condemnation drilling on the Physical Upgrade plant (PUG) site and on state Section 16, the proposed stockpile/waste facility site.

Approximately 15,000 meters of drilling are budgeted for this year’s program. In addition to the drilling program, the exploration activities will include geological mapping, soil and rock chip geochemical surveys, and bulk sampling with large-diameter core for metallurgical testing purposes.

Metallurgy

Metallurgical test-work of bulk sample material from the Whitetail Ridge, Carbon and East Taylor areas is currently underway at Mountain States R&D International (MSRDI) in Vail, Arizona, under the direction of Dr. Roshan Bhappu. The test-work is focused on determining the best process to recover the REEs from these ores, which are significantly enriched in HREEs compared to the Bull Hill deposit material. Based on the results from this test-work and results from exploration drilling at Whitetail Ridge, Carbon and East

Taylor, the Company will decide during the last quarter of 2012 on whether to integrate development of one or more of the HREE-enriched areas into the Definitive Feasibility Study (DFS) and permitting timeline for the Bear Lodge project. The current work plan for 2012 now includes accelerated tasks based on the possibility of expanded HREE resources. An affirmative decision to include significant zones of enhanced HREE abundance in the DFS would provide substantial upside to the project and bring additional shareholder value. The decision to investigate the HREE potential at this point in time will assist in keeping the project schedule as close as possible to the 2016 production ramp-up goal.

Randall Scott, President and CEO stated, "We are excited to have this year’s exploration and drilling program started. We believe that by expanding our drilling program into the Whitetail Ridge, Carbon and East Taylor deposit areas, we will provide additional benefits for Rare Element to increase its heavy rare earth element profile. We are dedicated to the advancement of the Bear Lodge project and maximizing the value for shareholders.”

Markets for Rare Earths

REEs are key components of the green energy technologies and other high-technology applications. Some of the major applications include hybrid automobiles, plug-in electric automobiles, advanced wind turbines, computer hard drives, compact fluorescent light bulbs, metal alloys in steel, additives in ceramics and glass, petroleum cracking catalysts, and many others. China currently produces more than 96% of the 124,000 tonnes of rare-earths consumed worldwide annually, and China has been reducing its exports of rare earths each year. The rare-earth market is projected to grow rapidly as these green technologies are implemented on a broad scale. Rare earths are critical and enabling metals for the green technologies.

Rare Element Resources Ltd. (NYSE Amex: REE and TSX: RES) is a publicly traded mineral resource company focused on exploration and development of rare-earth elements and gold. In addition to the REE exploration and evaluation efforts, the Company controls the Sundance gold project, which is located on the same property in Wyoming.

ON BEHALF OF THE BOARD

Anne Hite, Director of Investor Relations

For information, refer to the Company’s website at www.rareelementresources.com or contact Anne Hite, 720-278-2466

Forward Looking Statements

Except for statements of historical fact, certain information contained herein constitutes forward-looking statements. Forward looking statements are usually identified by our use of certain terminology, including “will”, “believes”, “may”, “expects”, “should”, “seeks”, “anticipates”, “has potential to”, or “intends’ or by discussions of strategy or intentions. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause our actual results or achievements to be materially different from any future results or achievements expressed or implied by such forward-looking statements. Forward-looking statements are statements that are not historical facts, and include but are not limited to, estimates and their underlying assumptions; statements regarding plans, objectives and expectations with respect to the effectiveness of the Company’s business model; future operations, products and services; the impact of regulatory initiatives on the Company’s operations; the size of and opportunities related to the market for the Company’s products; general industry and macroeconomic growth rates; expectations related to possible joint and/or strategic ventures and statements regarding future performance.

Forward-looking statements used in this discussion are subject to various risks and uncertainties, most of which are difficult to predict and generally beyond the control of the Company. If risks or uncertainties materialize, or if underlying assumptions prove incorrect, our actual results may vary materially from those expected, estimated or projected. Forward-looking statements in this document are not a prediction of future events or circumstances, and those future events or circumstances may not occur. Given these uncertainties, users of the information included herein, including investors and prospective investors are cautioned not to place undue reliance on such forward-looking statements.

Figure 1    Location Map of the Bull Hill, Whitetail Ridge, Taylor and Carbon REE areas.